EXHIBIT 99.1

    Point Therapeutics Reports Additional Supportive Clinical and
     Preclinical Data for Talabostat at the Annual Meeting of the International Society for Biological Therapy of Cancer

    BOSTON--(BUSINESS WIRE)--Nov. 4, 2004--Point Therapeutics, Inc. (NASDAQ:POTP) will be presenting tomorrow two separate abstracts at the 19th Annual Meeting of the International Society for Biological Therapy of Cancer in San Francisco, CA. The abstracts contain additional supportive data accumulated from previously conducted Phase 1 clinical and preclinical studies on the Company's lead clinical product candidate talabostat (PT-100).
    The Phase 1 clinical data suggested that talabostat was generally well tolerated and can significantly sustain inhibition of one of its target enzymes, dipeptidyl peptidase IV (DPP-IV). The preclinical data suggested that talabostat can suppress tumor growth in the absence of acquired immunity and can act synergistically with docetaxel to decrease tumor growth and increase survival.
    In the Phase 1 randomized, controlled, dose-escalation clinical study, a single dose of talabostat, ranging from 10 micrograms to 2400 micrograms with placebo, was given orally to 72 healthy male volunteers. Talabostat was generally well-tolerated with dose-related adverse events of tachycardia and feeling hot/cold associated with single talabostat doses of 1200 micrograms and higher. At doses greater than 150 micrograms, a significant, sustained inhibition of DPP-IV was observed along with dose-related increases in G-CSF and IL-6.
    In the preclinical study, orally administered talabostat was shown to inhibit the growth of human tumors in immune deficient Rag knockout and scid mice. Tumor xenografts of cell lines derived from head and neck, pancreatic, and B-cell tumors, and from melanoma, sarcoma and non-small cell lung carcinoma (NSCLC) were shown to be responsive to talabostat. The preclinical study data suggest that, even in the absence of adaptive immunity, talabostat can suppress growth of human tumors in these mouse models. In a further experiment, established xenografts of NSCLC were treated with docetaxel on day 7 after tumor inoculation followed by talabostat onward from day 8. The combination of talabostat with docetaxel resulted in significantly (p less than 0.05) greater inhibition of tumor growth than that achieved with either agent alone. Single-agent talabostat and docetaxel combination therapy also prolonged observed survival.
    The Phase 1 clinical study authors concluded that the data support the ongoing Phase 2 clinical studies of talabostat, including an investigation of the talabostat/docetaxel combination therapy for non-small cell lung cancer (NSCLC). Previous preclinical studies have demonstrated talabostat's ability to increase the frequency of tumor rejection or cause a greater reduction in tumor growth when combined with several chemotherapeutic agents or monoclonal antibodies, including cisplatin, docetaxel, gemcitabine, rituximab and Herceptin(R).
    Current Phase 2 trials initiated by the Company include talabostat in combination therapy with Taxotere(R) in NSCLC, talabostat single-agent treatment and combination therapy with cisplatin in advanced metastatic melanoma, and combination therapy with rituximab in patients with advanced chronic lymphocytic leukemia.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancers, certain hematopoietic disorders, type 2 diabetes, and as vaccine adjuvants. Point's lead product candidate, talabostat (PT-100), is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of certain malignant tumors and to reconstitute the hematopoietic system.
    In 2004, Point has initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25